Sample Message to
Senator Schumer, Congresswoman Maloney,
and Congressmen Meeks and Garrett and to
other members of the New York and New Jersey delegations

CONTACT INFORMATION

The Honorable Charles E. Schumer The United States Senate 313 Hart Building Washington, D.C. 20510 Fax 202- 228-3028 Fax 518-431-4076	The Honorable Carolyn B. Maloney Representative for the 14th District of New York 2332 Rayburn House Office Building Washington, D.C. 20515-3214 Fax 202-225-4709 Maloney@House.gov

Schumer@Senate.gov

The Honorable Gregory W. Meeks Representative for the 6th District of New York 137 Cannon House Office Building Washington, D.C. 20515 Fax 202-226-4169 Meeks@House.gov	The Honorable Scott Garrett Representative for the 5th District of New Jersey 2342 Rayburn House Office Building Washington, D.C. 20515 Fax 202-225-4465 Garrett@House.gov

SAMPLE MESSAGE

Dear       :

The House and the Senate will soon begin their conference on the important financial services reform legislation. Among the many issues that this conference will be working to resolve are a number of very important issues that affect the Federal Home Loan Banks (FHLBanks) and the more than 8,000 community financial institutions that are FHLBank members. The FHLBanks are the most stable, reliable, and affordable source of funding to the vast majority of the nation’s regulated community financial institutions. In addition to immediately stepping up at the most critical time during the financial crisis to ensure that safe and reliable funding continues to flow through its members into our communities, the FHLBanks continue to ensure that appropriate funding is available through all economic cycles.

As a member of the FHLBank of New York, I know firsthand how important the FHLBanks are in making funding available for credit to our nation’s communities. I urge you to work in the House/Senate conference to ensure that these issues are addressed to avoid what otherwise would severely harm one of the most critical sources of funds for the important credit our country’s small businesses and communities need for economic stability.

The following FHLBank-related issues are vital priorities going into the House/ Senate conference on the financial reform bills:

1.	Excluding the FHLBanks from the Senate bill’s “concentration limit” provision;

2.	Providing FHLBank obligations the same exclusion as other agency debt for purposes of the “Volcker Rule” included in the Senate bill;

3.	Removing the FHLBanks from the Senate bill’s provisions applying bank capital rules to Systemically important institutions (included by the “Collins” amendment); and

4.	Excluding the FHLBanks from the House bill’s 15-to-1 leverage limit.

The following is a summary of the significant negative effects on community lending that inevitably would occur if these four issues remain unresolved:

a.	Applying the concentration limit to the FHLBanks would severely impact their cost of funds and ability to provide funding to members – limiting, initially, the total amount of FHLBank lending by nearly 50%. Taking away half of the System’s lending to community financial institutions also would substantially reduce the FHLBanks’ Affordable Housing Program (AHP), the nation’s largest private source of grants for affordable housing.

b.	Failure to provide FHLBank securities the same statutory exclusion as other agency debt could cause paralyzing confusion in the global credit markets, and could have the unintended effect of permanently affecting the FHLBanks’ cost of funding adversely.

c.	Imposing the capital rules for insured depository institutions on the FHLBanks would wreak havoc on the System. The imposition of such rules simply does not work in light of the statutory capital requirements and cooperative nature of the FHLBank System. Senator Collins recognized this when she offered her amendment, stating on the floor of the Senate that she did not intend for the amendment to apply to the FHLBanks and that she looked forward to working with her colleagues to ensure that the final language of the reform bill properly reflects this intent.

d.	The FHLBanks currently have a regulatory and statutory leverage limit of 25 to 1. Most FHLBanks operate normally with leverage ratios of around 20 or 22 to 1. The FHLBanks have by law and regulation limited business lines and investment authority and only expand and contract based on the funding needs of their community financial institution members. Reducing the leverage limitation to 15 to 1 would make it more difficult for the FHLBanks to provide reliable and affordable liquidity. It also would require FHLBank members to contribute approximately 33% to 50% of additional capital to their FHLBank, increasing FHLBank members’ costs of funding. This would mean less money for community banks to deploy to meet local credit needs, would harm community banks in capital scarce areas, such as rural and lower-income urban areas, and would reduce the availability of AHP funds.

Steady, affordable, and reliable liquidity is vital to the nation’s economic recovery and future growth. Through its members, the FHLBanks today are providing strength and stability to communities across America. Please work to make the necessary changes to the financial reform legislation to ensure that the FHLBanks can continue to meet their statutory mission.

Thank you for your continued leadership.